Exhibit 10.2

TRAVELCENTERS OF AMERICA LLC

Summary of Director Compensation

Annual Retainer for Independent Directors:	$40,000

Meeting Fees for Independent Directors:	$1,250 per day per board or committee meeting, with a maximum fee of $2,500 for any one day with multiple board and committee meetings

Share Grants for all Directors:

10,000 annually to be granted on the day of the first board meeting following the Annual Meeting of Shareholders (or, for Directors who are first elected or appointed at other times, on the day of the first board meeting attended)

Chair of the Audit Committee:	$20,000 per year

Chair of the Nominating and Governance Committee:	$10,000 per year

Chair of the Compensation Committee:	$10,000 per year

Board Liaison to the Gaming Compliance Committee	$10,000 per year

The Company generally reimburses all Directors for travel expenses incurred in connection with their duties as Directors and for out of pocket costs incurred in connection with their attending certain continuing education programs.